CONTACTS:
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Laura Rossi
InvestorRelations@amerantbank.com
(305) 460-8728

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Silvia M. Larrieu
MediaRelations@amerantbank.com
(305) 441-8414

AMERANT REPORTS THIRD QUARTER 2021 NET INCOME OF $17.0 MILLION, DILUTED EARNINGS PER SHARE OF $0.45

Continued Improvement in All Key Performance Metrics Over Prior Quarters

CORAL GABLES, FLORIDA, October 21, 2021. Amerant Bancorp Inc. (NASDAQ: AMTB and AMTBB) (the “Company” or “Amerant”) today reported net income attributable to the Company of $17.0 million in the third quarter of 2021, or $0.45 per diluted share, an increase compared to net income attributable to the Company of $16.0 million, or $0.42 per diluted share, in the second quarter of 2021 and net income attributable to the Company of $1.7 million, or $0.04 per diluted share, in the third quarter of 2020. Pre-provision net revenue (“PPNR”)1 was $17.5 million in the third quarter of 2021, an increase from $15.4 million in the second quarter of 2021, and a decrease from $20.1 million in the third quarter of 2020. Core pre-provision net revenue (“Core PPNR”)1 was $18.3 million in the third quarter of 2021, an increase from $16.9 million in the second quarter of 2021, and an increase from $13.4 million in the third quarter of 2020.
Annualized return on assets (“ROA”) and return on equity (“ROE”) were 0.90% and 8.38%, respectively, in the third quarter of 2021, compared to 0.83% and 8.11%, respectively, in the second quarter of 2021, and 0.08% and 0.81%, respectively, in the third quarter of 2020.
Jerry Plush, vice chairman, president and CEO said, ”We are pleased to report continued improvement in our operating results, which reflects the focus our team has placed on achieving the key priorities we set out during our first quarter 2021 earnings call. We have more opportunities in process that, when implemented, will further improve future operating results. The positive momentum we have is evident and we will continue to strive to achieve the high-performance standards we believe we can attain.”

Summary Results

Results of the third quarter ended September 30, 2021 were as follows:

•Net income was $17.0 million in the third quarter of 2021, up 6.7% from $16.0 million in the second quarter of 2021, and up 900.7% from $1.7 million in the third quarter of 2020. Core net income1 was $17.7 million in the third quarter of 2021 compared to $17.2 million in the second quarter of 2021, and compared to core net loss1 of $3.6 million in the third quarter of 2020.

•Net Interest Income (“NII”) was $51.8 million, up 3.7% from $50.0 million in the second quarter of 2021, and up 14.3% from $45.3 million in the third quarter of 2020. Net interest margin (“NIM”) was 2.94% in the third quarter of 2021, up 13 basis points from 2.81% in the second quarter of 2021 and up 55 basis points from 2.39% in the third quarter of 2020.

•Released $5.0 million from the allowance for loan losses (“ALL”) during the third and second quarters of 2021, compared to a provision of $18.0 million recorded in the third quarter of 2020. The ratio of allowance for loan losses to total loans held for investment was 1.59% as of September 30, 2021, down from 1.86% as of June 30, 2021 and down from 1.97% as of September 30, 2020. The ratio of net charge-offs to average total loans in the third quarter of 2021 was 1.16% compared to 0.12% in the second quarter of 2021 and 1.41% in the third quarter of 2020.

•Noninterest income was $13.4 million in the third quarter of 2021, down 14.6% from $15.7 million in the second quarter of 2021, and down 33.8% from $20.3 million in the third quarter of 2020, as the third quarter of 2020 included higher net gains on sale of securities.

•Noninterest expense was $48.4 million, down 5.3% from $51.1 million in the second quarter of 2021, and up 6.4% from $45.5 million in the third quarter of 2020.

•The efficiency ratio was 74.2% in the third quarter of 2021, compared to 77.8% in the second quarter of 2021, and 69.3% for the third quarter of 2020. Core efficiency ratio1 was 72.95% in the third quarter of 2021, compared to 74.45% in the second quarter of 2021, and 76.53% for the third quarter of 2020.

•Total loans, which include loans held for sale, were $5.5 billion at the close of the third quarter of 2021, down $129.6 million, or 2.3%, compared to the close of the second quarter of 2021. Total deposits were $5.6 billion at the close of the third quarter of 2021, slightly down $48.5 million, or 0.9%, compared to the close of the second quarter of 2021.

•Stockholders’ book value per common share attributable to the Company increased to $21.68 at September 30, 2021, compared to $21.27 at June 30, 2021. Tangible book value per common share (“TBV”)1 increased to $21.08 as of September 30, 2021, compared to $20.67 at June 30, 2021.

Credit Quality
The ALL was $83.4 million at the close of the third quarter of 2021, compared to $104.2 million at the close of the second quarter of 2021, and $116.8 million at the close of the third quarter of 2020. The Company released $5.0 million from the ALL in both the third and second quarters of 2021, compared to a provision of $18.0 million recorded in the third quarter of 2020. The ALL release during the third quarter of 2021 was primarily attributed to (i) a release of approximately $2 million as a result of upgrades, payoffs and pay downs of non-performing loans and special mention loans, and (ii) a release of approximately $3 million due to lower loan volume and the decision to classify $219 million New York Commercial Real Estate (“CRE”) loans as available for sale at September 30, 2021. These loans are recorded at the lower of their carrying cost or fair value, which did not have an impact to earnings, but resulted in additional loan loss reserve release. The ALL associated with the COVID-19 pandemic remained flat at approximately $14.4 million in the third quarter compared to $14.8 million in the second quarter of 2021, and decreased compared to $26.2 million in the third quarter of 2020.

Net charge-offs during the third quarter of 2021 totaled $15.7 million, compared to $1.8 million in the second quarter of 2021 and $20.8 million in the third quarter of 2020. From the charge-offs in the third quarter of 2021, $5.7 million were in connection with the Coffee Trader relationship. There was no impact to earnings as $16.4 million out of the $17.1 million in charge-offs were reserved for in previous quarters as a result of impairment analysis performed on non-performing loans. The $39.8 million Coffee Trader relationship had an outstanding balance of $13.9 million as of the end of the third quarter of 2021. Charge-offs to date in connection with this relationship total $25.0 million, together with a $0.9 million partial payment received during the third quarter of 2020.

Classified and special mention loans decreased 31.3% and 16.4% compared to the second quarter of 2021, respectively, and 3.8% and 9.8% compared to the third quarter of 2020, respectively.

Non-performing assets totaled $92.5 million at the end of the third quarter of 2021, a decrease of $29.0 million or 23.8%, compared to the second quarter of 2021, and an increase of $6.0 million, or 7.0%, compared to the third quarter of 2020 due to the decrease in classified loans mentioned above. The ratio of non-performing assets to total assets at the end of the third quarter of 2021 was 124 basis points, down 37 basis points from the second quarter of 2021 and up 16 basis points from the third quarter of 2020. In the third quarter of 2021, the ratio of ALL to non-performing loans increased to 100.8%, from 86.0% at June 30, 2021 and decreased from 135.1% at the close of the third quarter of 2020. As previously disclosed, during 2021 the Company obtained independent third-party collateral valuations on over 80% of non-performing loans, which were over $1 million and had real estate as collateral, supporting current ALL levels. No additional loan loss reserves were deemed necessary as a result of these valuations.

Loans and Deposits
Total loans, including loans held for sale, as of September 30, 2021 were $5.5 billion, down $129.6 million, or 2.3%, compared to June 30, 2021. Total loans includes loans held for sale which totaled $224.9 million and $1.8 million as September 30, 2021 and June 30, 2021, respectively. The decrease in total loans was primarily due to loan production being offset by approximately $325 million in prepayments received in CRE and C&I loans and delays in expected closings at the end of the third quarter. During the third quarter of 2021, the Company continued to purchase higher yielding indirect consumer loans. Consumer loans as of September 30, 2021 were $358.5 million, an increase of $47.6 million, or 15.3%, quarter over quarter. The Company purchased approximately $80.3 million of higher-yielding indirect consumer loans during the third quarter of 2021.

Core deposits as of September 30, 2021 were $4.2 billion, an increase of $141.7 million or 3.5%, compared to June 30, 2021. This includes noninterest bearing deposits of $1.21 billion as of September 30, 2021 compared to $1.07 billion as of June 30, 2021. Total deposits as of September 30, 2021 totaled $5.6 billion, slightly down $48.5 million, or 0.9%, compared to June 30, 2021. Domestic deposits totaled $3.1 billion, down $50.0 million, or 1.6%, compared to June 30, 2021, while foreign deposits totaled $2.5 billion, up $1.4 million, or 0.06%, compared to June 30, 2021.

The quarter-over-quarter decline in total deposits was primarily attributable to a reduction of $190.3 million, or 11.7%, in time deposits. Customer CDs compared to the prior quarter decreased $135.5 million, or 10.9%, as the Company continued to lower CD rates and focus on increasing core deposits and emphasizing multi-product relationships versus single product higher-cost CDs. During the third quarter of 2021 customer transaction account balances increased $185.2 million, or 4.7%, compared to June 30, 2021, with noninterest bearing, savings and money market and interest bearing deposits contributing 79%, 6% and 16% to such growth, respectively. Brokered time deposits decreased $54.8 million, or 14.0%, compared to June 30, 2021, and brokered interest bearing and money market deposits during the third quarter of 2021 decreased $43.5 million, or 30.9%, as we continue to de-emphasize this funding source.
Net Interest Income and Net Interest Margin

Third quarter 2021 NII was $51.8 million, up $1.9 million, or 3.7%, from $50.0 million in the second quarter of 2021 and up $6.5 million, or 14.3%, from $45.3 million in the third quarter of 2020. The quarter-over-quarter increase was primarily driven by (i) lower overall deposit costs resulting from declines in average CD balances, downward repricing of time deposits and increased average balances in noninterest bearing deposits; (ii) higher average loan and investment yields, the first being due to an increase in higher-yielding consumer loans; (iii) higher investment portfolio average balances as the Company began redeploying its excess cash and cash equivalents during the period; and (iv) Lower cost and average balances on FHLB advances and borrowings, following the Company’s repayment and rate modification of FHLB advances in May 2021. Of note, cost of total deposits decreased 8 basis points during the third quarter of 2021 compared to the second quarter of 2021. Partially offsetting the increase in NII were lower average loan balances due to higher prepayment activity and delays in expected closings at the end of the third quarter.

The year-over-year increase in NII was primarily driven by higher average loan and investment yields and lower deposit costs as well as lower average balances on time deposits. Lower cost and average balances on FHLB advances and other borrowings also contributed to the increase. Partially offsetting the year-over-year NII increase were lower average balances on loans as well as available for sale securities and higher average balances on core deposits.

NIM was 2.94% in the third quarter of 2021, up 13 basis points from 2.81% in the second quarter of 2021 and up 55 basis points from 2.39% in the third quarter of 2020. In order to contain NIM pressure, during the third quarter of 2021, Amerant continued to focus on (i) decreasing cost of funds via strategic repricing of customer time and commercial relationship money market deposits and (ii) proactively seeking to increase spreads in loan origination.

As of September 30, 2021, Amerant had $290 million of time deposits maturing in the fourth quarter of 2021. This is expected to decrease the average cost of CDs by approximately 5 basis points and the overall cost of deposits by approximately 1bps. Year-to-date, Amerant has been able to retain approximately 60% of maturing CDs via renewals at lower rates or conversion into core deposits.

Noninterest income
In the third quarter of 2021, noninterest income was $13.4 million, down 14.6% from $15.7 million in the second quarter of 2021. The decrease was primarily driven by events that occurred during the second quarter that did not reoccur in the third quarter, including: (i) a net gain of $3.8 million in connection with the sale of $95.1 million of PPP loans in May 2021; (ii) a $2.5 million net loss on early extinguishment of FHLB advances recorded in the second quarter of 2021, as the company repaid $235 million of FHLB advances; and (iii) a $1.3 million in net gain on sale of securities recorded in the second quarter of 2021. Also, contributing to the lower noninterest income was a decrease of $0.8 million in customer derivative income in the third quarter of 2021. The quarter-over-quarter decrease in noninterest income was partially offset by mortgage banking income of $0.7 million and an increase of $0.2 million in fees from brokerage, advisory and fiduciary activities.

Noninterest income decreased $6.9 million, or 33.8%, in the third quarter of 2021 from $20.3 million in the third quarter of 2020. The year-over-year decrease in noninterest income was primarily driven by an $8.6 million decrease in net gains on sale of securities. Partially offsetting the decrease were $0.4 million higher derivative client income and mortgage banking income of $0.7 million. Higher total deposit and service fees as well as fee income from brokerage, advisory and fiduciary activities in the third quarter of 2021 compared to the third quarter of 2020 also contributed to the offset to the decrease in noninterest income year-over-year.
Amerant Mortgage, Inc. (“AMTM”) continues to execute on its growth strategy. In the third quarter of 2021, AMTM received 108 applications and funded 39 loans totaling $17.9 million.

The Company’s assets under management and custody (“AUM”) totaled $2.19 billion as of September 30, 2021, increasing $55.8 million, or 2.6%, from $2.13 billion as of June 30, 2021, and $425.5 million, or 24.1%, from $1.76 billion as of September 30, 2020. The quarter-over-quarter increase in AUMs was mainly driven by net new assets of $40.2 million. The year-over-year increase in AUMs was primarily driven by increased market value and net new assets of $124.2 million. Net new assets represent 72.0% and 29.2% of the quarter-over-quarter and year-over-year increases, respectively, as the Company continues to build on its advisory client-focused and relationship-centric strategy.

Noninterest expense
Third quarter of 2021 noninterest expense was $48.4 million, down $2.7 million, or 5.3%, from $51.1 million in the second quarter of 2021. The decrease was primarily driven by lower salaries and employee benefits expenses due to the $3.3 million in severance expenses that the Company recorded in the second quarter of 2021 and did not reoccur in the third quarter of 2021. Additionally, the third quarter noninterest expense includes lower occupancy and equipment expenses, as the second quarter 2021 results included a non-recurring $0.8 million lease impairment charge in connection with the closing of the NYC Loan Production Office (“LPO”). There were also lower consulting, legal and other professional fees as well as various other noninterest expenses, which also contributed to the decrease quarter over quarter. Partially offsetting the decrease in noninterest expense were higher variable compensation expenses resulting from higher estimated payouts under the Company's variable compensation programs as well as higher salaries and employee benefits expenses in connection with new hires in the mortgage banking business. Higher depreciation and amortization costs related to the closure of the Wellington branch also contributed to the offset to the decrease in noninterest expense.

Noninterest expense in the third quarter of 2021, increased $2.9 million, or 6.4% compared to $45.5 million in the third quarter of 2020. This increase was primarily driven by higher salaries and employee benefits due to increased variable compensation resulting from (i) the new long term incentive program which was launched in February 2021, and (ii) adjustments to the Company’s non-equity variable compensation program in 2021, at expected performance levels, after having curtailed it in 2020 due to the COVID-19 pandemic. Higher salaries and employee benefits expenses in connection with new hires, primarily in the mortgage banking business, also contributed to the increase in noninterest expense. Additionally, there were higher professional and other services fees, primarily in connection with the onboarding of the new firm as a result of outsourcing of the Company’s internal audit function, as well as other professional fees, increased rent expense due to the leasing of the Beacon operation center (previously owned) in the third quarter of 2021 and higher telecommunication and data processing expenses compared to the third quarter of 2020. Partially offsetting the increase in noninterest expense were lower severance costs and consulting fees during the third quarter of 2021 compared to the third quarter of 2020. Year-to-date, the mortgage business has recorded $3.7 million in noninterest expenses, from which $3.1 million are related to salaries and employee benefits expenses, $0.3 million to professional fees, and the balance to other noninterest expenses.

Restructuring expenses totaled $0.8 million in the third quarter of 2021, compared to $4.2 million in the second quarter of 2021 and $1.8 million in the third quarter of 2020, primarily due to lower staff reduction costs compared to the second quarter of 2021, as well as the second quarter of 2021 including a nonrecurring lease impairment charge on the NYC LPO.

The efficiency ratio was 74.2% in the third quarter of 2021, compared to 77.8% in the second quarter of 2021, and 69.3% in the third quarter of 2020. The quarter-over-quarter improvement in the efficiency ratio was primarily driven by lower severance expenses incurred during the third quarter of 2021. Partially offsetting this improvement were higher salaries and employee benefits in connection with the investment in building the Amerant Mortgage team, as noted above. The year-over-year increase in the efficiency ratio was primarily attributable to higher salaries and employee benefits previously referenced above. Core efficiency ratio1 improved to

72.95% in the third quarter of 2021 compared to 74.45% in the second quarter of 2021 and 76.53% in the third quarter of 2020.

As part of Amerant’s efforts to make banking easier and provide an enhanced banking experience for customers, the Company signed agreements with leading technology platforms, Alloy and ClickSWITCH®, during the third quarter of 2021. Alloy's Application Programming Interface (“API) service will facilitate and automate the customer onboarding process, online and in branches, for both businesses and individuals, enhancing the protocols in place to capture and review customer data for a more efficient compliance process. ClickSWITCH’s platform is expected to improve share of wallet and customer experience by simplifying and radically reducing the time it takes for consumer and small business customers to switch their direct deposits and automatic payments to Amerant.

As part of Amerant’s keen focus on operating efficiency, during the third quarter of 2021 the Company signed a 10-year lease for a 56,494-square-foot office space in the Miramar Park of Commerce, in Miramar, Florida, where it will relocate its operations center by the end of 2022. The Company closed a banking center in Wellington, FL in October 2021. In addition, as Amerant continues to explore potential expansion opportunities within its core footprint, in the third quarter, after finding such an opportunity in downtown Miami, submitted its application to the OCC to open a new branch in this location.

Capital Resources and Liquidity
The Company’s capital continues to be strong and well in excess of the minimum regulatory requirements to be considered “well-capitalized” at September 30, 2021.

Stockholders’ equity attributable to the Company totaled $812.7 million as of September 30, 2021, up $13.6 million, or 1.7%, from $799.1 million as of June 30, 2021. This was primarily driven by net income in the third quarter of 2021, partially offset by the decline of $2.5 million in the fair value of debt securities available for sale, and $1.2 million in Class B shares repurchased by the Company during the third quarter of 2021. Stockholders’ equity attributable to the Company increased $29.2 million, or 3.7%, in the first nine months of 2021 from $783.4 million as of December 31, 2020.This was primarily driven by net income in the first nine months of 2021, partially offset by the decline of $10.2 million in the fair value of debt securities available for sale, and $9.6 million in Class B shares repurchased by the Company during the first nine months of 2021. Book value per common share increased to $21.68 at September 30, 2021 compared to $21.27 at June 30, 2021. TBV1 increased to $21.08 at September 30, 2021 compared to $20.67 at June 30, 2021.

During the third quarter of 2021, the Company continued to demonstrate its commitment to increasing total return to shareholders. As announced during the second quarter of 2021, the Company received a $40 million dividend giving the Company more capacity and flexibility for general corporate purposes, including share repurchases. On September 10, 2021 the board of directors authorized a new share repurchase program, under which the Company may purchase, from time to time, up to $50 million of Class A common stock (the “Class A Repurchase Program”). As of September 30, 2021, the Company had repurchased approximately $9.6 million of Class B shares since the launch of its Class B share repurchase program in March 2021, which was terminated by the Company in September 2021. Additionally, as previously announced on September 13, 2021, the Company intends to effect a clean-up merger (the “Merger”), subject to shareholder approval, providing for (i) each outstanding share of Class B common stock to be automatically converted to 0.95 of a share of Class A common stock and (ii)

a new class of non-voting Class A common stock to be created. The Company intends to hold a special shareholders meeting (the “Special Meeting”) on November 15, 2021, to seek approval of the Merger.

Amerant’s liquidity position continues to be strong and includes cash and cash equivalents of $166.2 million at the close of the third quarter of 2021, compared to $171.5 million as of June 30, 2021, and $214.4 million as of December 31, 2020. Additionally, as of September 30, 2021, the Company had $1.4 billion in available borrowing capacity with the FHLB, compared to $1.5 billion in the second quarter of 2021.

1 Non-GAAP measure, see “Non-GAAP Financial Measures” for more information and Exhibit 2 for a reconciliation to GAAP.

Third Quarter 2021 Earnings Conference Call

As previously announced, the Company will hold an earnings conference call on Thursday, October 21, 2021 at 9:00 a.m. (Eastern Time) to discuss its third quarter 2021 results. The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company’s website at https://investor.amerantbank.com. The online replay will remain available for approximately one month following the call through the above link.

About Amerant Bancorp Inc. (NASDAQ: AMTB and AMTBB)

Amerant Bancorp Inc. is a bank holding company headquartered in Coral Gables, Florida since 1979. The Company operates through its main subsidiary, Amerant Bank, N.A. (the “Bank”), as well as its other subsidiaries: Amerant Investments, Inc., Elant Bank and Trust Ltd., and Amerant Mortgage, LLC. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is the second largest community bank headquartered in Florida. As of September 30, 2021, the Bank operated 25 banking centers – 18 in South Florida and 7 in Houston, Texas. For more information, visit investor.amerantbank.com.

Alloy is used with permission.

ClickSWITCH® is a registered trademark of ClickSWITCH, LLC. and is used with permission.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including statements regarding the proposed Merger, the Class A Repurchase Program and the Company’s ability to obtain shareholder approval for the Merger, as well as statements with respect to the Company’s objectives, expectations and intentions and other statements that are not historical facts. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlooks,” “modeled,” “dedicated,” “create,” and other similar words and expressions of the future.

Forward-looking statements, including those as to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. You should not expect us to update any forward-looking statements, except as required by law. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2020, in our quarterly report on Form 10-Q for the quarter ended June 30, 2021 and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website www.sec.gov.

Interim Financial Information

Unaudited financial information as of and for interim periods, including as of and for the three and nine months ended September 30, 2021 and 2020, may not reflect our results of operations for our fiscal year ending, or financial condition as of December 31, 2021, or any other period of time or date.

Non-GAAP Financial Measures

The Company supplements its financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) with non-GAAP financial measures, such as “pre-provision net revenue (PPNR)”, “core pre-provision net revenue (Core PPNR)”, “core net income (loss)”, “core net income (loss) per share (basic and diluted)”, “core return on assets (ROA)”, “core return on equity (ROE)”, and “core efficiency ratio”. This supplemental information is not required by, or are not presented in accordance with GAAP. The Company refers to these financial measures and ratios as “non-GAAP financial measures” and they should not be considered in isolation or as a substitute for the GAAP measures presented herein.

We use certain non-GAAP financial measures, including those mentioned above, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance, especially in light of the additional costs we have incurred in connection with the Company’s restructuring activities that began in 2018 and have continued into 2021, including the effect of non-core banking activities such as the sale of loans and securities, and other non-recurring actions intended to improve customer service and operating performance. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

Exhibit 2 reconciles these non-GAAP financial measures to reported results.

Exhibit 1- Selected Financial Information
The following table sets forth selected financial information derived from our unaudited and audited consolidated financial statements.

(in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Consolidated Balance Sheets
Total assets	$7,489,305	$7,532,844	$7,751,098	$7,770,893	$7,977,047
Total investments	1,422,738	1,359,240	1,375,292	1,372,567	1,468,796
Total gross loans (1)	5,478,924	5,608,548	5,754,838	5,842,337	5,924,617
Allowance for loan losses	83,442	104,185	110,940	110,902	116,819
Total deposits	5,626,377	5,674,908	5,678,079	5,731,643	5,877,546
Core deposits (2)	4,183,587	4,041,867	3,795,949	3,690,081	3,623,647
Advances from the FHLB and other borrowings	809,095	808,614	1,050,000	1,050,000	1,050,000
Senior notes	58,815	58,736	58,656	58,577	58,498
Junior subordinated debentures	64,178	64,178	64,178	64,178	64,178
Stockholders' equity (3)	812,662	799,068	785,014	783,421	829,533
Assets under management and custody (4)	2,188,317	2,132,516	2,018,870	1,972,321	1,762,803

	Three Months Ended					Nine Months Ended September 30,
(in thousands, except percentages and per share amounts)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	2021	2020
Consolidated Results of Operations
Net interest income	$51,821	$49,971	$47,569	$48,652	$45,348	$149,361	$140,900
(Reversal of) provision for loan losses	(5,000)	(5,000)	—	—	18,000	(10,000)	88,620
Noninterest income	13,434	15,734	14,163	11,515	20,292	43,331	61,955
Noninterest expense	48,404	51,125	43,625	51,629	45,500	143,154	127,107
Net income (loss) attributable to Amerant Bancorp Inc. (5)	17,031	15,962	14,459	8,473	1,702	47,452	(10,195)
Effective income tax rate	24.96%	22.65%	20.15%	0.76%	20.47%	22.74%	20.80%

Common Share Data
Stockholders' book value per common share	$21.68	$21.27	$20.70	$20.70	$19.68	$21.68	$19.68
Tangible stockholders' equity (book value) per common share (6)	$21.08	$20.67	$20.13	$20.13	$19.17	$21.08	$19.17
Basic earnings (loss) per common share	$0.46	$0.43	$0.38	$0.21	$0.04	$1.27	$(0.24)
Diluted earnings (loss) per common share (7)	$0.45	$0.42	$0.38	$0.20	$0.04	$1.26	$(0.24)
Basic weighted average shares outstanding	37,134	37,330	37,618	41,326	41,722	37,359	41,875
Diluted weighted average shares outstanding (7)	37,518	37,693	37,846	41,688	42,065	37,684	41,875

	Three Months Ended					Nine Months Ended September 30,
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	2021	2020
Other Financial and Operating Data (8)

Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM) (9)	2.94%	2.81%	2.66%	2.61%	2.39%	2.81%	2.49%
Net income (loss) / Average total assets (ROA) (10)	0.90%	0.83%	0.76%	0.42%	0.08%	0.83%	(0.17)%
Net income (loss) / Average stockholders' equity (ROE) (11)	8.38%	8.11%	7.47%	4.09%	0.81%	8.01%	(1.62)%
Noninterest income / Total revenue (12)	20.59%	23.95%	22.94%	19.14%	30.91%	22.49%	30.54%

Capital Indicators (%)
Total capital ratio (13)	14.53%	14.17%	14.12%	13.96%	14.56%	14.53%	14.56%
Tier 1 capital ratio (14)	13.28%	12.92%	12.87%	12.71%	13.30%	13.28%	13.30%
Tier 1 leverage ratio (15)	11.18%	10.75%	10.54%	10.11%	10.52%	11.18%	10.52%
Common equity tier 1 capital ratio (CET1) (16)	12.31%	11.95%	11.90%	11.73%	12.34%	12.31%	12.34%
Tangible common equity ratio (17)	10.58%	10.35%	9.88%	9.83%	10.16%	10.58%	10.16%

Asset Quality Indicators (%)
Non-performing assets / Total assets (18)	1.24%	1.61%	1.16%	1.13%	1.08%	1.24%	1.08%
Non-performing loans / Total loans (1) (19)	1.51%	2.16%	1.56%	1.50%	1.46%	1.51%	1.46%
Allowance for loan losses / Total non-performing loans	100.84%	86.02%	123.92%	126.46%	135.09%	100.84%	135.09%
Allowance for loan losses / Total loans held for investment (1)	1.59%	1.86%	1.93%	1.90%	1.97%	1.59%	1.97%
Net charge-offs / Average total loans held for investment (20)	1.16%	0.12%	—%	0.40%	1.41%	0.42%	0.56%

Efficiency Indicators (% except FTE)
Noninterest expense / Average total assets	2.55%	2.67%	2.28%	2.59%	2.24%	2.50%	2.11%
Salaries and employee benefits / Average total assets	1.53%	1.61%	1.38%	1.62%	1.39%	1.51%	1.31%
Other operating expenses/ Average total assets (21)	1.02%	1.06%	0.90%	0.97%	0.85%	0.99%	0.79%
Efficiency ratio (22)	74.18%	77.80%	70.67%	85.81%	69.32%	74.29%	62.66%
Full-Time-Equivalent Employees (FTEs) (23)	733	719	731	713	807	733	807

	Three Months Ended					Nine Months Ended September 30,
(in thousands, except percentages and per share amounts)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	2021	2020
Core Selected Consolidated Results of Operations and Other Data (6)

Pre-provision net revenue (PPNR)	$17,485	$15,397	$18,107	$8,538	$20,140	$50,989	$75,748
Core pre-provision net revenue (Core PPNR)	$18,297	$16,934	$15,765	$17,641	$13,387	$50,996	$53,382
Core net income (loss)	$17,669	$17,199	$12,589	$20,917	$(3,638)	$47,457	$(27,909)
Core basic earnings (loss) per common share	0.48	0.46	0.33	0.50	(0.09)	1.27	(0.67)
Core earnings (loss) per diluted common share (7)	0.47	0.46	0.33	0.50	(0.09)	1.26	(0.67)
Core net income (loss) / Average total assets (Core ROA) (10)	0.93%	0.90%	0.66%	1.05%	(0.18)%	0.83%	(0.46)%
Core net income (loss) / Average stockholders' equity (Core ROE) (11)	8.69%	8.74%	6.50%	10.08%	(1.74)%	8.01%	(4.42)%
Core efficiency ratio (24)	72.95%	74.45%	73.35%	71.02%	76.53%	73.58%	69.84%

__________________
(1) Total loans include loans held for investment net of unamortized deferred loan origination fees and costs. In addition, at September 30, 2021 and March 31, 2021, total loans include $219.1 million and $1.0 million, respectively, in loans held for sale carried at the lower of cost or estimated fair value. In addition, as of September 30, 2021 and June 30, 2021, total loans include $5.8 million and $1.8 million, respectively, in mortgage loans held for sale carried at fair value.
(2)     Core deposits consist of total deposits excluding all time deposits.
(3) On March 10, 2021, the Company’s Board of Directors approved a stock repurchase program which provides for the potential repurchase of up to $40 million of shares of the Company’s Class B common stock (the “2021 Stock Repurchase Program”). In the third, second and first quarters of 2021, the Company repurchased an aggregate of 63,000, 386,195 and 116,037 shares of Class B common stock, respectively, at a weighted average price per share of $18.55, $16.62 and $15.98, respectively, under the 2021 Stock Repurchase Program. In the fourth quarter of 2020, the Company completed a modified “Dutch auction” tender offer to purchase, for cash, up to $50.0 million of shares of its Class B common stock, and accepted to purchase 4,249,785 shares of Class B common stock in the tender offer at a price of $12.55 per share. The purchase price for this transaction was approximately $54.1 million, including $0.8 million in related fees and other expenses.
(4) Assets held for clients in an agency or fiduciary capacity which are not assets of the Company and therefore are not included in the consolidated financial statements.
(5) In the three months ended September 30, 2021 and June 30, 2021, and in the nine months ended September 30, 2021, net income exclude losses of $0.6 million, $0.8 million and $1.5 million, respectively, attributable to a 49% minority interest of Amerant Mortgage LLC. We had no minority interest at any of the other periods shown.
(6) This presentation contains adjusted financial information determined by methods other than GAAP. This adjusted financial information is reconciled to GAAP in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.
(7) In the three months ended September 30, 2021 and June 30, 2021 and in the nine months ended September 30, 2021, potential dilutive instruments consisted of unvested shares of restricted stock, restricted stock units and performance share units (restricted stock and restricted stock units for all of the other periods shown). For the nine months ended September 30, 2020, potential dilutive instruments were not included in the diluted earnings per share computation because the Company reported a net loss and their inclusion would have an antidilutive effect. For all other periods presented, potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in those periods, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings.
(8)     Operating data for the periods presented have been annualized.

(9)     NIM is defined as NII divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
(10)Calculated based upon the average daily balance of total assets.
(11)    Calculated based upon the average daily balance of stockholders’ equity.
(12)    Total revenue is the result of net interest income before provision for loan losses plus noninterest income.
(13)    Total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized regulatory capital ratio calculations.
(14)    Tier 1 capital divided by total risk-weighted assets. Tier 1 capital is composed of Common Equity Tier 1 (CET1) capital plus outstanding qualifying trust preferred securities of $62.3 million at each of all the dates presented.
(15)    Tier 1 capital divided by quarter to date average assets.
(16)CET1 capital divided by total risk-weighted assets.
(17)    Tangible common equity is calculated as the ratio of common equity less goodwill and other intangibles divided by total assets less goodwill and other intangible assets. Other intangibles assets consist of, among other things, mortgage servicing rights and are included in other assets in the Company’s consolidated balance sheets.
(18)Non-performing assets include all accruing loans past due by 90 days or more, all nonaccrual loans, restructured loans that are considered “troubled debt restructurings” or “TDRs”, and OREO properties acquired through or in lieu of foreclosure.
(19)Non-performing loans include all accruing loans past due by 90 days or more, all nonaccrual loans and restructured loans that are considered TDRs.
(20)Calculated based upon the average daily balance of outstanding loan principal balance net of unamortized deferred loan origination fees and costs, excluding the allowance for loan losses. During the third and second quarters of 2021, there were net charge offs of $15.7 million and $1.8 million, respectively. In the first quarter of 2021, there were zero net charge offs. During the third quarters of 2021 and 2020, the Company charged off $5.7 million and $19.3 million, respectively, against the allowance for loan losses as result of the deterioration of one commercial loan relationship.
(21)Other operating expenses is the result of total noninterest expense less salary and employee benefits.
(22)Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and NII.
(23)As of September 30, 2021 and June 30, 2021, includes 52 and 38 FTEs for Amerant Mortgage LLC, respectively.
(24)Core efficiency ratio is the efficiency ratio less the effect of restructuring costs and other adjustments, described in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.

Exhibit 2- Non-GAAP Financial Measures Reconciliation
The following table sets forth selected financial information derived from the Company’s interim unaudited and annual audited consolidated financial statements, adjusted for certain costs incurred by the Company in the periods presented related to tax deductible restructuring costs, provision for (reversal of) loan losses, provision for income tax expense (benefit), the effect of non-core banking activities such as the sale of loans and securities, and other non-recurring actions intended to improve customer service and operating performance. The Company believes these adjusted numbers are useful to understand the Company’s performance absent these transactions and events.

	Three Months Ended,					Nine Months Ended September 30,
(in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	2021	2020

Net income (loss) attributable to Amerant Bancorp Inc.	$17,031	$15,962	$14,459	$8,473	$1,702	$47,452	$(10,195)
Plus: (reversal of) provision for loan losses	(5,000)	(5,000)	—	—	18,000	(10,000)	88,620
Plus: provision for income tax expense (benefit)	5,454	4,435	3,648	65	438	13,537	(2,677)
Pre-provision net revenue (PPNR)	17,485	15,397	18,107	8,538	20,140	50,989	75,748

Plus: restructuring costs before income tax effect	758	4,164	240	8,407	1,846	5,162	3,518
Less: non-routine noninterest income items	54	(2,627)	(2,582)	696	(8,599)	(5,155)	(25,884)
Core pre-provision net revenue	$18,297	$16,934	$15,765	$17,641	$13,387	$50,996	$53,382

Total noninterest income	$13,434	$15,734	$14,163	$11,515	$20,292	$43,331	$61,955
Less: Non-routine noninterest income items:
Loss on sale of the Beacon operations center (1)	—	—	—	(1,729)	—	—	—
Securities (loss) gains, net	(54)	1,329	2,582	1,033	8,599	3,857	25,957
Loss on early extinguishment of FHLB advances, net	—	(2,488)	—	—	—	(2,488)	(73)
Gain on sale of loans	—	3,786	—	—	—	3,786	—
Total non-routine noninterest income items	$(54)	$2,627	$2,582	$(696)	$8,599	$5,155	$25,884
Core noninterest income	$13,488	$13,107	$11,581	$12,211	$11,693	$38,176	$36,071
Total noninterest expenses	$48,404	$51,125	$43,625	$51,629	$45,500	$143,154	$127,107
Less: restructuring costs (2):
Staff reduction costs (3)	250	3,322	6	5,345	646	3,578	1,060
Legal and Consulting fees	412	—	—	—	—	412	—
Digital transformation expenses	96	32	234	658	1,200	362	2,458
Lease impairment charge	—	810	—	—	—	810	—
Branch closure expenses	—	—	—	2,404	—	—	—
Total restructuring costs	$758	$4,164	$240	$8,407	$1,846	$5,162	$3,518
Core noninterest expenses	$47,646	$46,961	$43,385	$43,222	$43,654	$137,992	$123,589

	Three Months Ended,					Nine Months Ended September 30,
(in thousands, except percentages and per share amounts)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	2021	2020
Net income (loss) attributable to Amerant Bancorp Inc.	$17,031	$15,962	$14,459	$8,473	$1,702	$47,452	$(10,195)
Plus after-tax restructuring costs:
Restructuring costs before income tax effect	758	4,164	240	8,407	1,846	5,162	3,518
Income tax effect (4)	(229)	(897)	(48)	(6,455)	(385)	(1,174)	(732)
Total after-tax restructuring costs	529	3,267	192	1,952	1,461	3,988	2,786
Less before-tax non-routine items in noninterest income:	54	(2,627)	(2,582)	696	(8,599)	(5,155)	(25,884)
Income tax effect (4)	55	597	520	9,796	1,798	1,172	5,384
Total after-tax non-routine items in noninterest income	109	(2,030)	(2,062)	10,492	(6,801)	(3,983)	(20,500)
Core net income (loss)	$17,669	$17,199	$12,589	$20,917	$(3,638)	$47,457	$(27,909)

Basic earnings (loss) per share	$0.46	$0.43	$0.38	$0.21	$0.04	$1.27	$(0.24)
Plus: after tax impact of restructuring costs	0.02	0.09	0.01	0.04	0.04	0.11	0.06
Less: after tax impact of non-routine items in noninterest income	—	(0.06)	(0.06)	0.25	(0.17)	(0.11)	(0.49)
Total core basic earnings (loss) per common share	$0.48	$0.46	$0.33	$0.50	$(0.09)	$1.27	$(0.67)

Diluted earnings (loss) per share (5)	$0.45	$0.42	$0.38	$0.20	$0.04	$1.26	$(0.24)
Plus: after tax impact of restructuring costs	0.02	0.09	0.01	0.05	0.04	0.11	0.06
Less: after tax impact of non-routine items in noninterest income	—	(0.05)	(0.06)	0.25	(0.17)	(0.11)	(0.49)
Total core diluted earnings (loss) per common share	$0.47	$0.46	$0.33	$0.50	$(0.09)	$1.26	$(0.67)

Net income (loss) / Average total assets (ROA)	0.90%	0.83%	0.76%	0.42%	0.08%	0.83%	(0.17)%
Plus: after tax impact of restructuring costs	0.02%	0.17%	0.01%	0.11%	0.08%	0.07%	0.05%
Less: after tax impact of non-routine items in noninterest income	0.01%	(0.10)%	(0.11)%	0.52%	(0.34)%	(0.07)%	(0.34)%
Core net income (loss) / Average total assets (Core ROA)	0.93%	0.90%	0.66%	1.05%	(0.18)%	0.83%	(0.46)%

Net income (loss) / Average stockholders' equity (ROE)	8.38%	8.11%	7.47%	4.09%	0.81%	8.01%	(1.62)%
Plus: after tax impact of restructuring costs	0.26%	1.66%	0.10%	0.94%	0.70%	0.67%	0.45%
Less: after tax impact of non-routine items in noninterest income	0.05%	(1.03)%	(1.07)%	5.05%	(3.25)%	(0.67)%	(3.25)%
Core net income (loss) / Average stockholders' equity (Core ROE)	8.69%	8.74%	6.50%	10.08%	(1.74)%	8.01%	(4.42)%

Efficiency ratio	74.18%	77.81%	70.67%	85.81%	69.32%	74.29%	62.66%
Less: impact of restructuring costs	(1.16)%	(6.34)%	(0.39)%	(13.97)%	(2.81)%	(2.68)%	(1.74)%
Plus: impact of non-routine items in noninterest income	(0.07)%	2.98%	3.07%	(0.82)%	10.02%	1.97%	8.92%
Core efficiency ratio	72.95%	74.45%	73.35%	71.02%	76.53%	73.58%	69.84%

	Three Months Ended,					Nine Months Ended September 30,
(in thousands, except percentages and per share amounts)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	2021	2020

Stockholders' equity	$812,662	$799,068	$785,014	$783,421	$829,533	$812,662	$829,533
Less: goodwill and other intangibles (6)	(22,529)	(22,505)	(21,515)	(21,561)	(21,607)	(22,529)	(21,607)
Tangible common stockholders' equity	$790,133	$776,563	$763,499	$761,860	$807,926	$790,133	$807,926
Total assets	7,489,305	7,532,844	7,751,098	7,770,893	7,977,047	7,489,305	7,977,047
Less: goodwill and other intangibles (6)	(22,529)	(22,505)	(21,515)	(21,561)	(21,607)	(22,529)	(21,607)
Tangible assets	$7,466,776	$7,510,339	$7,729,583	$7,749,332	$7,955,440	$7,466,776	$7,955,440
Common shares outstanding	37,487	37,563	37,922	37,843	42,147	37,487	42,147
Tangible common equity ratio	10.58%	10.34%	9.88%	9.83%	10.16%	10.58%	10.16%
Stockholders' book value per common share	$21.68	$21.27	$20.70	$20.70	$19.68	$21.68	$19.68
Tangible stockholders' book value per common share	$21.08	$20.67	$20.13	$20.13	$19.17	$21.08	$19.17

____________
(1)     The Company leased-back the property for a 2-year term.
(2)     Expenses incurred for actions designed to implement the Company’s strategy as a new independent company. These actions include, but are not limited to reductions in workforce, streamlining operational processes, rolling out the Amerant brand, implementation of new technology system applications, enhanced sales tools and training, expanded product offerings and improved customer analytics to identify opportunities.
(3) In the second quarter of 2021, includes expenses in connection with the departure of the Company’s Chief Operating Officer and the elimination of various other support function positions, including the NYC LPO. In the fourth quarter of 2020, the Board of Directors of the Company adopted a voluntary early retirement plan for certain eligible long-term employees and an involuntary severance plan for certain other positions consistent with the Company’s effort to streamline operations and better align its operating structure with its business activities. 31 employees elected to participate in the voluntary plan, all of whom retired on or before December 31, 2020. The involuntary plan impacted 31 employees most of whom no longer worked for the Company and/or its subsidiaries by December 31, 2020. On December 28, 2020, the Company determined the termination costs and annual savings related to the voluntary and involuntary plans. The Company incurred approximately $3.5 million and $1.8 million in one-time termination costs in the fourth quarter of 2020 in connection with the voluntary and involuntary plans, respectively, the majority of which will be paid over time in the form of installment payments until December 2021. The Company estimates that the voluntary and involuntary plans will yield estimated annual savings of approximately $4.2 million and $5.5 million, respectively, for combined estimated annual savings of approximately $9.7 million beginning in 2021.
(4) In the nine months ended September 30,2021 and 2020, and in the three months ended March 31, 2021, amounts were calculated based upon the effective tax rate for the periods of 22.74%, 20.80% and 20.15%, respectively. For all of the other periods shown, amounts represent the difference between the prior and current period year-to-date tax effect.
(5) In the three months ended September 30, 2021 and June 30, 2021 and in the nine months ended September 30, 2021, potential dilutive instruments consisted of unvested shares of restricted stock, restricted stock units and performance share units (restricted stock and restricted stock units for all of the other periods shown). For the nine months ended September 30, 2020, potential dilutive instruments were not included in the diluted earnings per share computation because the Company reported a net loss and their inclusion would have an antidilutive effect. For all other periods presented, potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in those periods, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings.
(6) Other intangibles assets consist of, among other things, mortgage servicing rights of $0.6 million and $0.5 million at September 30, 2021 and June 30 2021, respectively, and are included in other assets in the Company’s consolidated balance sheets.

Exhibit 3 - Average Balance Sheet, Interest and Yield/Rate Analysis
The following tables present average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the periods presented. The average balances for loans include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and the amortization of non-refundable loan origination fees, net of direct loan origination costs, accounted for as yield adjustments. Average balances represent the daily average balances for the periods presented.

	Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)(2)	$5,379,461	$53,193	3.92%	$5,526,727	$53,612	3.89%	$5,768,471	$52,736	3.64%
Debt securities available for sale (3)	1,221,569	7,055	2.29%	1,180,766	6,393	2.17%	1,409,768	8,096	2.28%
Debt securities held to maturity (4)	102,574	508	1.96%	97,208	481	1.98%	63,844	324	2.02%
Debt securities held for trading	153	1	2.59%	258	2	3.11%	—	—	—%
Equity securities with readily determinable fair value not held for trading	24,017	66	1.09%	24,010	75	1.25%	24,447	103	1.68%
Federal Reserve Bank and FHLB stock	47,682	514	4.28%	51,764	548	4.25%	64,998	597	3.65%
Deposits with banks	207,504	76	0.15%	239,951	62	0.10%	225,320	61	0.11%
Total interest-earning assets	6,982,960	61,413	3.49%	7,120,684	61,173	3.45%	7,556,848	61,917	3.26%
Total non-interest-earning assets less allowance for loan losses	553,505			559,807			526,065
Total assets	$7,536,465			$7,680,491			$8,082,913

	Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-bearing liabilities:
Checking and saving accounts -
Interest bearing DDA	$1,290,944	$147	0.05%	$1,292,612	$123	0.04%	$1,193,920	$97	0.03%
Money market	1,359,774	798	0.23%	1,310,133	931	0.29%	1,154,795	1,190	0.41%
Savings	329,456	11	0.01%	373,723	14	0.02%	321,657	88	0.11%
Total checking and saving accounts	2,980,174	956	0.13%	2,976,468	1,068	0.14%	2,670,372	1,375	0.20%
Time deposits	1,555,001	5,302	1.35%	1,789,517	6,327	1.42%	2,367,534	10,874	1.83%
Total deposits	4,535,175	6,258	0.55%	4,765,985	7,395	0.62%	5,037,906	12,249	0.97%
Securities sold under agreements to repurchase	—	—	—%	440	1	0.91%	—	—	—%
Advances from the FHLB and other borrowings (5)	808,860	1,777	0.87%	922,050	2,255	0.98%	1,050,000	2,820	1.07%
Senior notes	58,776	942	6.36%	58,697	942	6.44%	58,460	942	6.41%
Junior subordinated debentures	64,178	615	3.80%	64,178	609	3.81%	64,178	558	3.46%
Total interest-bearing liabilities	5,466,989	9,592	0.70%	5,811,350	11,202	0.77%	6,210,544	16,569	1.06%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	1,110,353			937,275			936,349
Accounts payable, accrued liabilities and other liabilities	152,528			142,226			102,864
Total non-interest-bearing liabilities	1,262,881			1,079,501			1,039,213
Total liabilities	6,729,870			6,890,851			7,249,757
Stockholders’ equity	806,595			789,640			833,156
Total liabilities and stockholders' equity	$7,536,465			$7,680,491			$8,082,913
Excess of average interest-earning assets over average interest-bearing liabilities	$1,515,971			$1,309,334			$1,346,304
Net interest income		$51,821			$49,971			$45,348
Net interest rate spread			2.79%			2.68%			2.20%
Net interest margin (6)			2.94%			2.81%			2.39%
Cost of total deposits (7)			0.44%			0.52%			0.82%
Ratio of average interest-earning assets to average interest-bearing liabilities	127.73%			122.53%			121.68%
Average non-performing loans/ Average total loans	1.94%			1.84%			1.43%

	Nine Months Ended
	September 30, 2021			September 30, 2020
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)(2)	$5,527,228	$159,576	3.86%	$5,685,187	$166,007	3.90%
Debt securities available for sale (3)	1,202,191	19,943	2.22%	1,501,200	26,876	2.39%
Debt securities held to maturity (4)	89,298	1,291	1.93%	68,169	1,032	2.02%
Debt securities held for trading	172	4	3.11%	—	—	—%
Equity securities with readily determinable fair value not held for trading	24,084	225	1.25%	24,268	355	1.95%
Federal Reserve Bank and FHLB stock	54,291	1,687	4.15%	68,650	2,550	4.96%
Deposits with banks	217,611	189	0.12%	204,269	579	0.38%
Total interest-earning assets	7,114,875	182,915	3.44%	7,551,743	197,399	3.49%
Total non-interest-earning assets less allowance for loan losses	538,137			508,863
Total assets	$7,653,012			$8,060,606

Interest-bearing liabilities:
Checking and saving accounts -
Interest bearing DDA	$1,298,674	$383	0.04%	$1,132,553	$336	0.04%
Money market	1,302,431	2,695	0.28%	1,134,627	5,960	0.70%
Savings	323,785	39	0.02%	321,661	153	0.06%
Total checking and saving accounts	2,924,890	3,117	0.14%	2,588,841	6,449	0.33%
Time deposits	1,765,555	18,989	1.44%	2,437,353	36,764	2.01%
Total deposits	4,690,445	22,106	0.63%	5,026,194	43,213	1.15%
Securities sold under agreements to repurchase	147	1	0.91%	158	—	—%
Advances from the FHLB and other borrowings (5)	926,087	6,790	0.98%	1,135,931	10,342	1.22%
Junior subordinated debentures	64,178	1,831	3.81%	67,149	1,918	3.82%
Senior notes	58,697	2,826	6.44%	21,334	1,026	6.42%
Total interest-bearing liabilities	5,739,554	33,554	0.78%	6,250,766	56,499	1.21%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	991,635			867,527
Accounts payable, accrued liabilities and other liabilities	129,407			99,510
Total non-interest-bearing liabilities	1,121,042			967,037
Total liabilities	6,860,596			7,217,803
Stockholders’ equity	792,416			842,803
Total liabilities and stockholders' equity	$7,653,012			$8,060,606
Excess of average interest-earning assets over average interest-bearing liabilities	$1,375,321			$1,300,977
Net interest income		$149,361			$140,900
Net interest rate spread			2.66%			2.28%
Net interest margin (6)			2.81%			2.49%
Cost of total deposits (7)			0.52%			0.98%
Ratio of average interest-earning assets to average interest-bearing liabilities	123.96%			120.81%
Average non-performing loans/ Average total loans	1.77%			0.97%

_______________
(1)    Includes loans held for investment net of the allowance for loan losses and loans held for sale.
(2) Average non-performing loans of $106.5 million, $103.6 million and $84.4 million for the three months ended September 30, 2021, June 30, 2021 and September 30, 2020, respectively, and $99.8 million and $55.9 million in the nine months ended September 30, 2021 and 2020, respectively, are included in the average loan portfolio, net. Interest income that would have been recognized on these non-performing loans totaled $2.3 million, $0.9 million and $1.0 million, in the three months ended September 30, 2021, June 30, 2021 and September 30, 2020, respectively, and $4.0 million and $2.0 million in the nine months ended September 30, 2021 and 2020, respectively.
(3)    Includes nontaxable securities with average balances of $19.5 million, $27.3 million and $56.0 million for the three months ended September 30, 2021, June 30, 2021 and September 30, 2020, respectively, and $46.8 million and $55.9 million in the nine months ended September 30, 2021 and 2020, respectively. The tax equivalent yield for these nontaxable securities was 1.51%, 2.15% and 3.59% for the three months ended September 30, 2021, June 30, 2021 and September 30, 2020, respectively, and 2.09% and 3.74% for the nine months ended September 30, 2021 and 2020, respectively. In 2021 and 2020, the tax equivalent yields were calculated by assuming a 21% tax rate and dividing the actual yield by 0.79.
(4)    Includes nontaxable securities with average balances of $65.1 million, $52.2 million and $63.8 million for the three months ended September 30, 2021, June 30, 2021 and September 30, 2020, respectively, and $58.0 million and $68.2 million in the nine months ended September 30, 2021 and 2020, respectively. The tax equivalent yield for these nontaxable securities was 2.37%, 2.19% and 2.55% for the three months ended September 30, 2021, June 30, 2021 and September 30, 2020, respectively, and 2.32% and 2.56% for the nine months ended September 30, 2021 and 2020, respectively. In 2021 and 2020, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.
(5)    The terms of the FHLB advance agreements require the Bank to maintain certain investment securities or loans as collateral for these advances.
(6)    NIM is defined as net interest income divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
(7)    Calculated based upon the average balance of total noninterest bearing and interest bearing deposits.

Exhibit 4 - Noninterest Income
    This table shows the amounts of each of the categories of noninterest income for the periods presented.

	Three Months Ended						Nine Months Ended September 30,
	September 30, 2021		June 30, 2021		September 30, 2020		2021		2020
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Deposits and service fees	$4,303	32.0%	$4,284	27.2%	$3,937	19.4%	$12,693	29.3%	$11,665	18.8%
Brokerage, advisory and fiduciary activities	4,595	34.2%	4,431	28.2%	4,272	21.1%	13,629	31.5%	12,730	20.6%
Change in cash surrender value of bank owned life insurance (“BOLI”)(1)	1,369	10.2%	1,368	8.7%	1,437	7.1%	4,093	9.5%	4,278	6.9%
Cards and trade finance servicing fees	541	4.0%	388	2.5%	345	1.7%	1,268	2.9%	1,013	1.6%
Loss on early extinguishment of FHLB advances, net	—	—%	(2,488)	(15.8)%	—	—%	(2,488)	(5.7)%	(73)	(0.1)%
Securities (losses) gains, net (2)	(54)	(0.4)%	1,329	8.5%	8,600	42.4%	3,857	8.9%	25,957	41.9%
Other noninterest income (3)	2,680	20.0%	6,422	40.7%	1,701	8.3%	10,279	23.6%	6,385	10.3%
Total noninterest income	$13,434	100.0%	$15,734	100.0%	$20,292	100.0%	$43,331	100.0%	$61,955	100.0%
__________________
(1)    Changes in cash surrender value of BOLI are not taxable.
(2) Includes net gain on sale of securities of $36 thousand, $1.3 million and $8.6 million during the three months ended September 30, 2021, June 30, 2021 and September 30, 2020, respectively, and unrealized losses of $0.1 million, unrealized gains of $22.0 thousand, and unrealized losses of $44 thousand during the three months ended September 30, 2021, June 30, 2021 and September 30, 2020, respectively, related to the change in market value of mutual funds.
(3)    Includes: (i) mortgage banking revenue related to Amerant Mortgage of $0.7 million and $0.8 million in the three and nine months ended September 30, 2021, respectively; (ii) income from derivative transactions with customers of $0.5 million, $1.3 million and $27 thousand in the three months ended September 30, 2021, June 30, 2021 and September 30, 2020, respectively, and (iii) a gain of $3.8 million on the sale of PPP loans in the three months ended June 30, 2021. In addition, includes rental income, income from foreign currency exchange transactions with customers, and valuation income on the investment balances held in the non-qualified deferred compensation plan.

Exhibit 5 - Noninterest Expense
This table shows the amounts of each of the categories of noninterest expense for the periods presented.

	Three Months Ended						Nine Months Ended September 30,
	September 30, 2021		June 30, 2021		September 30, 2020		2021		2020
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Salaries and employee benefits (1)	$29,053	60.0%	$30,796	60.2%	$28,268	62.1%	$86,276	60.3%	$79,164	62.3%
Occupancy and equipment (2)	4,769	9.9%	5,342	10.4%	4,281	9.4%	14,599	10.2%	12,304	9.7%
Professional and other services fees (3)	4,184	8.6%	4,693	9.2%	3,403	7.5%	12,661	8.8%	10,322	8.1%
Telecommunications and data processing	3,810	7.9%	3,515	6.9%	3,228	7.1%	11,052	7.7%	9,849	7.8%
Depreciation and amortization	2,091	4.3%	1,872	3.7%	1,993	4.4%	5,749	4.0%	5,912	4.7%
FDIC assessments and insurance	1,626	3.4%	1,702	3.3%	1,898	4.2%	5,083	3.6%	4,256	3.4%
Other operating expenses (4)	2,871	5.9%	3,205	6.3%	2,429	5.3%	7,734	5.4%	5,300	4.0%
Total noninterest expense (5)	$48,404	100.0%	$51,125	100.0%	$45,500	100.0%	$143,154	100.0%	$127,107	100.0%
___________
(1) Includes severance expense of $0.3 million, $3.3 million, $0.6 million in three months ended September 30, 2021, June 30, 2021, and September 30, 2020, respectively, mainly related to the elimination of various support function positions in the three months ended September 30, 2021 and 2020, and in connection with the departure of the Company’s COO and other actions in the three months ended June 30, 2021. In addition, includes $0.8 million and $1.0 million in the three months ended September 30, 2021 and June 30, 2021, respectively, in connection with a Long Term Incentive Compensation Program adopted in the first quarter of 2021.
(2) Includes $0.8 million of ROU asset impairment associated with lease in NYC for loan production office in the three months ended June 30, 2021.
(3) Other services fees include expenses on derivative contracts.
(4) Includes advertising, marketing, charitable contributions, community engagement, postage and courier expenses, provisions for possible losses on contingent loans, and debits which mirror the valuation income on the investment balances held in the non-qualified deferred compensation plan in order to adjust the liability to participants of the deferred compensation plan.
(5) Includes $2.1 million and $3.5 million in the three and nine month periods ended September 30, 2021, respectively and $1.1 million in the three months ended June 30, 2021, respectively, related to Amerant Mortgage, mainly salaries and employee benefits and professional and other services fees.

Exhibit 6 - Consolidated Balance Sheets

(in thousands, except share data)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Assets
Cash and due from banks	$27,501	$45,198	$37,744	$30,179	$34,091
Interest earning deposits with banks	138,732	126,314	195,755	184,207	193,069
Cash and cash equivalents	166,233	171,512	233,499	214,386	227,160
Securities
Debt securities available for sale	1,220,391	1,194,068	1,190,201	1,225,083	1,317,724
Debt securities held to maturity	130,543	93,311	104,657	58,127	61,676
Trading securities	194	198	—	—	—
Equity securities with readily determinable fair value not held for trading	23,870	23,988	23,965	24,342	24,381
Federal Reserve Bank and Federal Home Loan Bank stock	47,740	47,675	56,469	65,015	65,015
Securities	1,422,738	1,359,240	1,375,292	1,372,567	1,468,796
Loans held for sale, at lower of cost or fair value	219,083	—	—	—	—
Mortgage loans held for sale, at fair value	5,812	1,775	1,044	—	—
Loans held for investment, gross	5,254,029	5,606,773	5,753,794	5,842,337	5,924,617
Less: Allowance for loan losses	83,442	104,185	110,940	110,902	116,819
Loans held for investment, net	5,170,587	5,502,588	5,642,854	5,731,435	5,807,798
Bank owned life insurance	221,640	220,271	218,903	217,547	216,130
Premises and equipment, net	108,885	108,708	109,071	109,990	126,895
Deferred tax assets, net	9,861	13,516	15,607	11,691	16,206
Goodwill	19,506	19,506	19,506	19,506	19,506
Accrued interest receivable and other assets (1)	144,960	135,728	135,322	93,771	94,556
Total assets	$7,489,305	$7,532,844	$7,751,098	$7,770,893	$7,977,047
Liabilities and Stockholders' Equity
Deposits
Demand
Noninterest bearing	$1,210,154	$1,065,622	$977,595	$872,151	$916,889
Interest bearing	1,317,938	1,293,626	1,324,127	1,230,054	1,210,639
Savings and money market	1,655,495	1,682,619	1,494,227	1,587,876	1,496,119
Time	1,442,790	1,633,041	1,882,130	2,041,562	2,253,899
Total deposits	5,626,377	5,674,908	5,678,079	5,731,643	5,877,546
Advances from the Federal Home Loan Bank	809,095	808,614	1,050,000	1,050,000	1,050,000
Senior notes	58,815	58,736	58,656	58,577	58,498
Junior subordinated debentures held by trust subsidiaries	64,178	64,178	64,178	64,178	64,178
Accounts payable, accrued liabilities and other liabilities (1)	118,178	127,340	115,171	83,074	97,292
Total liabilities	6,676,643	6,733,776	6,966,084	6,987,472	7,147,514

Stockholders’ equity
Class A common stock	2,903	2,904	2,904	2,882	2,886
Class B common stock	847	853	892	904	1,329
Additional paid in capital	299,273	299,547	304,448	305,569	359,553
Retained earnings	489,854	472,823	456,861	442,402	433,929
Accumulated other comprehensive income	21,236	23,758	19,909	31,664	31,836
Total stockholders' equity before noncontrolling interest	814,113	799,885	785,014	783,421	829,533
Noncontrolling interest	(1,451)	(817)	—	—	—
Total stockholders' equity	812,662	799,068	785,014	783,421	829,533
Total liabilities and stockholders' equity	$7,489,305	$7,532,844	$7,751,098	$7,770,893	$7,977,047

__________
(1) As of September 30, 2021, June, 30 2021 and March 31, 2021, includes the effect of adopting ASU 2016-02 (Leases) in the first quarter of 2021.

Exhibit 7 - Loans
Loans by Type - Held For Investment

The loan portfolio held for investment consists of the following loan classes:

(in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Real estate loans
Commercial real estate
Non-owner occupied	$1,593,664	$1,699,876	$1,713,967	$1,749,839	$1,797,230
Multi-family residential	504,337	658,022	722,783	737,696	853,159
Land development and construction loans	318,449	361,077	351,502	349,800	335,184
	2,416,450	2,718,975	2,788,252	2,837,335	2,985,573
Single-family residential	618,139	616,545	625,298	639,569	597,280
Owner occupied	936,590	943,342	940,126	947,127	937,946
	3,971,179	4,278,862	4,353,676	4,424,031	4,520,799
Commercial loans	910,696	1,003,411	1,104,594	1,154,550	1,197,156
Loans to financial institutions and acceptances	13,690	13,672	16,658	16,636	16,623
Consumer loans and overdrafts	358,464	310,828	278,866	247,120	190,039
Total loans	$5,254,029	$5,606,773	$5,753,794	$5,842,337	$5,924,617

Loans by Type - Held For Sale

The loan portfolio held for sale consists of the following loan classes:

(in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2021
Real estate loans
Commercial real estate
Non-owner occupied	$160,034	$—	$—	$—	$—
Multi-family residential	57,725	—	—	—	—
	217,759	—	—	—	—
Single-family residential	5,812	1,775	1,044	—	—
Owner occupied	1,324	—	—	—	—
Total loans held for sale (1)(2)	$224,895	$1,775	$1,044	$—	$—
__________________
(1) At September 30, 2021 and March 31, 2021, total loans include $219.1 million and $1.0 million, respectively, in loans held for sale carried at the lower of cost or estimated fair value. In addition, as of September 30, 2021 and June 30, 2021, total loans include $5.8 million and $1.8 million, respectively, in mortgage loans held for sale carried at fair value.
(2) Remained current and in accrual status at each of the periods shown.

Non-Performing Assets

This table shows a summary of our non-performing assets by loan class, which includes non-performing loans and other real estate owned, or OREO, at the dates presented. Non-performing loans consist of (i) nonaccrual loans; (ii) accruing loans 90 days or more contractually past due as to interest or principal; and (iii) restructured loans that are considered TDRs.

(in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Non-Accrual Loans(1)
Real Estate Loans
Commercial real estate (CRE)
Non-owner occupied	$28,507	$48,347	$8,515	$8,219	$8,289
Multi-family residential	—	9,928	11,369	11,340	1,484
	28,507	58,275	19,884	19,559	9,773
Single-family residential	6,344	7,174	10,814	10,667	11,071
Owner occupied	11,040	11,277	12,527	12,815	14,539
	45,891	76,726	43,225	43,041	35,383
Commercial loans (2)	36,500	43,876	45,282	44,205	50,991
Consumer loans and overdrafts	353	198	270	233	104
Total Non-Accrual Loans	$82,744	$120,800	$88,777	$87,479	$86,478

Past Due Accruing Loans(3)
Real Estate Loans
Commercial real estate (CRE)
Non-owner occupied	$—	$—	$743	$—	$—
Single-family residential	4	20	—	—	1
Owner occupied	—	—	—	220	—
Commercial	—	295	—	—	—
Consumer loans and overdrafts	1	4	3	1	1
Total Past Due Accruing Loans	5	319	746	221	2
Total Non-Performing Loans	82,749	121,119	89,523	87,700	86,480
Other Real Estate Owned	9,800	400	400	427	42
Total Non-Performing Assets	$92,549	$121,519	$89,923	$88,127	$86,522

__________________
(1)    Includes loan modifications that met the definition of TDRs which may be performing in accordance with their modified loan terms. As of September 30, 2021, June 30, 2021, March 31, 2021, December 31, 2020 and September 30, 2020, non-performing TDRs include $9.3 million, $9.6 million, $9.8 million, $8.4 million and $9.0 million, respectively, in a multiple loan relationship to a South Florida borrower.
(2)    As of September 30, 2021,includes $13.9 million in a commercial relationship placed in nonaccrual status during the second quarter of 2020 ($19.6 million at each of the other periods shown). During the third quarters of 2021 and 2020, the Company charged off $5.7 million and $19.3 million, respectively, against the allowance for loan losses as result of the deterioration of this commercial relationship.
(3)    Loans past due 90 days or more but still accruing.

Loans by Credit Quality Indicators

This table shows the Company’s loans by credit quality indicators. We have no purchased credit-impaired loans.

	September 30, 2021				June 30, 2021				September 30, 2020
(in thousands)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)
Real Estate Loans
Commercial Real Estate (CRE)
Non-owner occupied	$31,269	$25,332	$3,175	$59,776	$32,858	$36,040	$12,306	$81,204	$16,780	$7,236	$1,798	$25,814
Multi-family residential	—	—	—	—	—	9,928	—	9,928	—	1,484	—	1,484
Land development and construction loans	—	—	—	—	—	—	—	—	7,201	—	—	7,201
	31,269	25,332	3,175	59,776	32,858	45,968	12,306	91,132	23,981	8,720	1,798	34,499
Single-family residential	—	6,368	—	6,368	—	7,194	—	7,194	—	11,072	—	11,072
Owner occupied	7,473	11,136	—	18,609	19,456	11,375	—	30,831	34,556	14,643	—	49,199
	38,742	42,836	3,175	84,753	52,314	64,537	12,306	129,157	58,537	34,435	1,798	94,770
Commercial loans (2)	38,522	22,471	15,404	76,397	40,151	23,055	22,546	85,752	27,111	37,338	13,856	78,305
Consumer loans and overdrafts	—	356	—	356	—	201	—	201	—	111	—	111
	$77,264	$65,663	$18,579	$161,506	$92,465	$87,793	$34,852	$215,110	$85,648	$71,884	$15,654	$173,186
__________
(1) There were no loans categorized as “Loss” as of the dates presented.
(2) Loan balances as of September 30, 2021 include $13.9 million in a commercial relationship placed in nonaccrual status and downgraded during the second quarter of 2020 ($19.6 million at each of the other periods shown). As of September 30, 2021, Substandard loans include $7.3 million and doubtful loans include $6.6 million, related to this commercial relationship (Substandard loans include $7.3 million and doubtful loans include $12.3 million at each of the other periods shown). During the third quarters of 2021 and 2020, the Company charged off $5.7 million and $19.3 million, respectively, against the allowance for loan losses as result of the deterioration of this commercial relationship.

Exhibit 8 - Deposits by Country of Domicile
This table shows the Company’s deposits by country of domicile of the depositor as of the dates presented.

(in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020

Domestic	$3,090,563	$3,140,541	$3,175,522	$3,202,936	$3,310,343
Foreign:
Venezuela	2,054,149	2,075,658	2,088,519	2,119,412	2,169,621
Others	481,665	458,709	414,038	409,295	397,582
Total foreign	2,535,814	2,534,367	2,502,557	2,528,707	2,567,203
Total deposits	$5,626,377	$5,674,908	$5,678,079	$5,731,643	$5,877,546